UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2005

EMBARCADERO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30293	68-0310015
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 California Street, Suite 1200, San Francisco, California 94111

(Address of principal executive offices, with zip code)

(415) 834-3131

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreement

In connection with the appointment of Michael Shahbazian as the Chief Financial Officer of Embarcadero Technologies, Inc. (the “ Company “), the Company entered into an employment agreement dated October 20, 2005, with Mr. Shahbazian.

Mr. Shahbazian’s employment agreement dated October 20, 2005, provides for an annual salary of $240,000. Mr. Shahbazian also received inducement grants of an option to purchase 200,000 shares of the Company’s common stock and 100,000 shares of restricted stock. Mr. Shahbazian’s option will vest over 4 years. One fourth of the total option amount shall be granted to Employee upon the successful completion of twelve months of service. The remaining options shall vest pro-rata on a quarterly basis over the next 3 years in accordance with the Company’s stock option plan. Mr. Shahbazian’s restricted stock will vest over three years as follows: 37,500 shares on year one anniversary date, 37,500 shares ratably during year two and 25,000 shares ratably during year three. The stock options and restricted stock shall become fully vested in the event of a change in control pursuant to a “double trigger” provision or “termination event” (where Mr. Shahbazian is not the CFO of the surviving public company). Such employment agreement also provides that Mr. Shahbazian will receive severance payments equal to six months of his base salary and paid COBRA health care insurance coverage, in the event his employment is terminated within the first twelve months (other than as a result of a change in control). If the termination occurs after the first twelve months of employment, the Company will continue to pay Mr. Shahbazian’s base salary for a period of 12 months and COBRA health insurance care insurance during the 12 month period. Mr. Shahbazian shall also earn pro rata target bonus up to the date of termination.

In connection with the promotion to Vice President of Operation as described in Section 5.02 below, the annual base salary of Raj P. Sabhlok is increased to $240,000.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Michael Shahbazian has been appointed by the Company’s Board of Directors (the “Board”) to serve as its Senior Vice President and Chief Financial Officer, effective October 20, 2005. Mr. Shahbazian brings over 30 years of diverse high technology experience, including CFO roles in public and private companies. Most recently, he was senior vice president and chief financial officer of Niku Corporation, which was acquired by Computer Associates. He also served as CFO of ANDA Networks, Inventa Technologies, and Walker Interactive. Prior to these roles, Mr. Shahbazian spent nearly 20 years with Amdahl Corporation in a variety of senior finance positions. Mr. Shahbazian holds a B.S. in Business from California State University, Fresno, and a MBA from the University of Southern California, Los Angeles, California.

Raj P. Sabhlok, the Company’s former Chief Financial Officer has been promoted to the position of Senior Vice President of Operations. Mr. Sabhlok, has served as the Company’s CFO since the Company’s initial public offering over five and a half years ago, helped Embarcadero grow from a private company to a leading provider of data lifecycle solutions. Now, as the Company focuses on building comprehensive data management solutions, Mr. Sabhlok will drive the Company’s corporate growth strategy. Prior to Embarcadero, Sabhlok spent five years at BMC Software as director of business development. Before joining BMC, Sabhlok held a number of technical, marketing, and sales management positions during his seven years at The Santa Cruz Operation. Sabhlok holds a B.A. in Mathematics from the University of California, Santa Cruz, and a MBA from Duke University.

The Company issued a press release on October 20, 2005, announcing the appointment of Mr. Shahbazian as the Company’s Chief Financial Officer and Mr. Sabhlok’s promotion to Vice President of Operations, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

99.1	Embarcadero Technologies, Inc. Press Release dated October 20, 2005 (announcing management change)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMBARCADERO TECHNOLOGIES, INC.

Date: October 20, 2005	By:	/s/ Raj P. Sabhlok
Raj P. Sabhlok Chief Financial Officer and Senior Vice President of Corporate Development

Index to Exhibits

Exhibit Number	Description

99.1	Embarcadero Technologies, Inc. Press Release dated October 30, 2005 (announcing management change)